MID-AMERICA APARTMENT COMMUNITIES, INC.
A self-managed equity REIT

PRESS RELEASE

MAA APPOINTS MARY BETH SHANAHAN MCCORMICK TO BOARD OF DIRECTORS AND JOHN FLOURNOY RETIRES

Memphis, Tenn., March 14, 2006: Mid-America Apartment Communities, Inc. (NYSE: MAA) announced today that the Company’s Board of Directors has elected Mary Beth Shanahan McCormick to serve as a director and as a member of the Board’s Audit Committee.

Ms. McCormick recently retired from 16 years of service with the Ohio Public Employees Retirement System, where her responsibilities most recently included directing the $64 billion fund’s real estate investments and the oversight of a $1.3 billion internally managed REIT portfolio. Ms. McCormick currently serves on both the Board of Directors and Audit Committee for EastGroup Properties, Inc., a self-administered equity real estate investment trust. Ms. McCormick has served as the Chair of the Pension Real Estate Association, the Chair of the Portfolio Management Committee of the National Council of Real Estate Investment Fiduciaries and on the Board of Governors of the National Association of Real Estate Investment Trusts as well as holding a number of other leadership positions on a variety of national and regional real estate associations.

Ralph Horn, Chairman of the Nominating and Corporate Governance Committee of the Board of Directors stated, “We believe Ms. McCormick’s extensive real estate and public markets’ experience and her institutional investment perspective will be a valuable complement to our Board and enhance the oversight and support we are able to offer the Company in the years to come.”

The Company also announced that John F. Flournoy has retired from the Board of Directors.

Ralph Horn stated, “Mr. Flournoy has provided eight years of valuable insight to our Board and we are grateful for his contribution.”

Mid-America is a self-administered, self-managed apartment-only real estate investment trust which currently owns or has ownership interest in 38,477 apartment units throughout the southeast and southcentral U.S. For further details, please refer to our website at www.maac.net or contact Investor Relations at investor.relations@maac.net or call (901) 435-5371. 6584 Poplar Ave., Suite 300, Memphis, TN 38138.